Exhibit 99.1

INTERACTIVE BRAND DEVELOPMENT COMMON STOCK TO BE QUOTED ON THE OTC BULLETIN BOARD ON TUESDAY, JUNE 28, 2005

DEERFIELD BEACH, FL – (BUSINESS WIRE) – June 28, 2005 – Interactive Brand Development, Inc., (Pink Sheets: IBDI) today announced that it received notification from the NASD that IBDI common shares are eligible for quotation on the OTC Bulletin Board effective today June 28, 2005 and will commence trading on the Bulletin Board. The Company’s common stock will trade under the symbol IBDI

The Company’s CEO, Steve Markley, commented on the development by saying, “We are pleased that our common shares will be listed on the OTC Bulletin Board and believe the listing will assist in creating shareholder value.”

“Our financial filings and other disclosures are current and we look forward to developing the investments that we have consolidated since the fourth quarter of 2004, including control of iBill and obtaining two significant equity stakes in Interactive Television Networks, Inc. and Penthouse Media Group, Inc.,” concluded Markley.

About Interactive Brand Development, Inc.

Interactive Brand Development, Inc. (IBDI) is a new media company that owns interests in online and offline media properties. Through its wholly owned operating subsidiary, Internet Billing Company, the Company processes online credit card payments for more than 26 million users and manages consumer databases primarily of individuals purchasing services and/or goods over the internet. IBDI has minority ownership of Interactive Television Networks, Inc, a video over IP new media company that broadcasts video to standard television sets and operates a pay-TV on-demand network. IBDI also owns a 34.7% interest in Penthouse Media Group (PMG), publisher of Penthouse Magazine, a brand-driven global entertainment business founded in 1965 by Robert C. Guccione. PMG’s flagship PENTHOUSE(TM) brand is one of the most recognized consumer brands in the world and is widely identified with premium entertainment for adult audiences. PMG is operated by affiliates of Marc Bell Capital Partners, LLC.

This release contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of various risks and uncertainties.

Contact:

Investor Relations Services, Inc.

New Smyrna Beach, FL

David Kugelman 386-409-0200